                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-58604

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 12, 2001

                                  $400,000,000

                               [TRANSOCEAN LOGO]

                  1.5% Convertible Debentures due May 15, 2021

                               ------------------

     We will pay interest on the Debentures on May 15 and November 15 of each year, beginning on November 15, 2001. The Debentures will rank equally with all of the other unsecured and unsubordinated debt of Transocean Sedco Forex Inc.

     As a holder, you may convert the Debentures into our ordinary shares at a conversion rate of 13.8627 ordinary shares per Debenture so long as specified conditions are met and subject to adjustments in some circumstances. This rate is equivalent to an initial conversion price of $72.136 per ordinary share based on the $1,000 principal amount per Debenture. As a holder, you may surrender Debentures for conversion at any time prior to maturity, unless they have been previously repurchased or redeemed, but only if the closing sale price of our ordinary shares is greater than 110% of the conversion price per ordinary share for at least 20 trading days of the 30 trading days prior to conversion or if other specified conditions are met. Our ordinary shares are listed on The New York Stock Exchange under the symbol "RIG." On May 7, 2001, the closing price of the ordinary shares as reported on the New York Stock Exchange was $50.800 per ordinary share.

     We may redeem all or part of the Debentures at our option at any time after May 20, 2006. As a holder, you have the right to require us to repurchase Debentures on May 15, 2006, May 15, 2011 and May 15, 2016. The price per redeemed or repurchased Debenture will be 100% of the principal amount of the Debenture plus accrued interest up to but not including the date of repurchase. If we exercise our redemption right, we must pay the redemption price in cash. If a holder exercises the right to require us to repurchase a Debenture, we may choose to pay the repurchase price in cash or our ordinary shares, or any combination of cash and our ordinary shares.

     INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

                                                                        UNDERWRITING      PROCEEDS TO
                                                         PRICE TO       DISCOUNT AND       TRANSOCEAN
                                                        PUBLIC(1)        COMMISSIONS      SEDCO FOREX
                                                       ------------   -----------------   ------------
Per Debenture........................................          100%           1.50%             98.50%
Total................................................  $400,000,000      $6,000,000       $394,000,000

(1) Plus accrued interest, if any, from May 11, 2001.

     Delivery of the Debentures in book-entry form only will be made on or about May 11, 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                           CREDIT SUISSE FIRST BOSTON

             The date of this prospectus supplement is May 8, 2001.

                               ------------------

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                   Page
ENFORCEABILITY OF CIVIL LIABILITIES
  AGAINST FOREIGN PERSONS............    S-3
RISK FACTORS.........................    S-3
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS.................    S-8
USE OF PROCEEDS......................    S-9
PRICE RANGES AND DIVIDENDS...........    S-9
RATIO OF EARNINGS TO FIXED CHARGES...   S-10
DESCRIPTION OF THE DEBENTURES........   S-11
CERTAIN UNITED STATES FEDERAL
  INCOME TAX CONSIDERATIONS..........   S-18
CAYMAN ISLANDS TAX CONSEQUENCES......   S-22
UNDERWRITING.........................   S-23
NOTICE TO CANADIAN RESIDENTS.........   S-24
LEGAL MATTERS........................   S-25
PROSPECTUS                              Page
ABOUT THIS PROSPECTUS................      1
FORWARD-LOOKING STATEMENTS...........      1
ABOUT TRANSOCEAN SEDCO FOREX INC.....      2
WHERE YOU CAN FIND MORE
  INFORMATION........................      2
USE OF PROCEEDS......................      3
RATIO OF EARNINGS TO FIXED CHARGES...      3
DESCRIPTION OF DEBT SECURITIES.......      4
DESCRIPTION OF SHARE CAPITAL.........     13
DESCRIPTION OF ORDINARY SHARES.......     13
DESCRIPTION OF PREFERENCE SHARES.....     16
DESCRIPTION OF WARRANTS..............     17
ANTI-TAKEOVER PROVISIONS.............     18
PLAN OF DISTRIBUTION.................     19
LEGAL OPINIONS.......................     21
EXPERTS..............................     21

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE DEBENTURES. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT.

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Debentures we are offering and certain other matters relating to our business. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this series of Debentures we are offering. Generally, when we refer to the prospectus, we are referring to both parts combined. If the description of the Debentures varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     Transocean Sedco Forex Inc. is a Cayman Islands exempted company and certain of our officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of our assets and the assets of these persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce any U.S. court judgment obtained against these persons that is predicated upon the civil liability provisions of the Securities Act of 1933. We have agreed to be served with process with respect to actions based on offers and sales of the Debentures. To bring a claim against us, you may serve our Corporate Secretary, c/o Transocean Sedco Forex Inc., 4 Greenway Plaza, Houston, Texas 77046, our U.S. agent appointed for that purpose.

     Walkers, our Cayman Islands legal counsel, has advised us that there is doubt as to whether Cayman Islands courts would enforce (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the Securities Act of 1933 or (2) original actions brought against us or other persons predicated upon the Securities Act of 1933. There is no treaty between the United States and the Cayman Islands providing for enforcement of judgments, and there are grounds upon which Cayman Islands courts may not enforce judgments of U.S. courts. In general, Cayman Islands courts would not enforce any remedies if they are deemed to be penalties, fines, taxes or similar remedies.

                                  RISK FACTORS

     In considering whether to purchase the Debentures, you should consider carefully the following matters, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of the following risks occur, our business, financial condition or results of operations could be materially adversely affected.

OUR BUSINESS DEPENDS ON THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY, WHICH IS SIGNIFICANTLY AFFECTED BY VOLATILE OIL AND GAS PRICES.

     Our business depends on the level of activity in oil and gas exploration, development and production in markets worldwide, with the U.S. and international offshore and U.S. inland marine areas being our primary markets. Oil and gas prices, market expectations of potential changes in these prices and a variety of political and economic factors significantly affect this level of activity. Oil and gas prices are extremely volatile and are affected by numerous factors, including the following:

     - worldwide demand for oil and gas,

     - the ability of the Organization of Petroleum Exporting Countries, commonly called "OPEC," to set and maintain production levels and pricing,

     - the level of production in non-OPEC countries,

     - the policies of various governments regarding exploration and development of their oil and gas reserves,

     - advances in exploration and development technology, and

     - the political environment in oil-producing regions.

THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY HAS NOT FULLY RECOVERED FROM THE RECENT DOWNTURN, WHICH CONTINUES TO ADVERSELY AFFECT OUR DAYRATES AND RIG UTILIZATION.

     The global reduction in exploration and development spending by our customers, resulting from the sustained period of significantly lower oil and gas prices from late 1997 through early 1999 and consolidation activity among major oil producers over the same period, resulted in lower utilization and dayrates for our drilling rigs during that period. Despite a recovery in crude oil and gas prices that began in the latter part of 1999, worldwide customer spending levels have only recently begun to appreciably increase from spending levels during 1999 and there remains surplus rig capacity, particularly in the lower specification semisubmersible and some jackup markets. A decline in oil or gas prices could reduce demand for our drilling services and adversely affect both utilization and dayrates.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND CYCLICAL, WITH INTENSE PRICE COMPETITION.

     The offshore and inland marine contract drilling industry is highly competitive with numerous industry participants, none of which has a dominant market share. Drilling contracts are traditionally awarded on a competitive bid basis. Intense price competition is often the primary factor in determining which qualified contractor is awarded a job, although rig availability and the quality and technical capability of service and equipment may also be considered.

     Our industry has historically been cyclical. There have been periods of high demand, short rig supply and high dayrates, followed by periods of low demand, excess rig supply and low dayrates. The industry experienced a period of moderately increased demand on a global basis during 2000 as a result of relatively strong oil and gas prices during the year. However, our clients did not significantly increase their spending, except in the United States. Changes in commodity prices can have a dramatic effect on rig demand, and periods of excess rig supply intensify the competition in the industry and often result in rigs being idle for long periods of time.

OUR DRILLING CONTRACTS MAY BE TERMINATED DUE TO A NUMBER OF EVENTS.

     Our customers may terminate some of our term drilling contracts under various circumstances such as the loss or destruction of the drilling unit or the suspension of drilling operations for a specified period of time as a result of a breakdown of major equipment. Some drilling contracts permit the customer to terminate the contract at the customer's option without paying a termination fee. In addition, the drilling contracts for the Sedco Express-class newbuild rigs contain termination or term reduction provisions tied to late delivery of these rigs and a unit of TotalFinaElf cancelled the Sedco Express contract because of late delivery. If our customers cancel some of our significant contracts and we are unable to secure new contracts on substantially similar terms, it could adversely affect our results of operations. In reaction to depressed market conditions, our customers may also seek renegotiation of firm drilling contracts to reduce their obligations.

OUR SHIPYARD PROJECTS ARE SUBJECT TO DELAYS AND COST OVERRUNS.

     We currently have two new rigs in the testing and commissioning phase and plans for significant shipyard upgrade and maintenance projects for at least six rigs during 2001. These shipyard projects are subject to the risks of delay or cost overruns inherent in any large construction project resulting from numerous factors, including the following:

     - engineering, software or systems problems, including those relating to the commissioning of newly designed equipment,

     - shortages of equipment, materials or skilled labor,

     - unscheduled delays in the delivery of ordered materials and equipment,

     - work stoppages,

     - shipyard unavailability,

     - weather interference,

     - unanticipated cost increases, and

     - difficulty in obtaining necessary permits or approvals.

     These factors may contribute to cost variations and delays in the completion of our shipyard projects. Delays in delivery of the newbuild units would result in delays in contract commencements, resulting in a loss of revenue to us, and may also cause clients to terminate or shorten the term of the drilling contracts for these rigs, as described above. In the event of the termination of a drilling contract for one of these rigs, there can be no assurance that we would be able to secure a replacement contract on as favorable terms.

WE MAY FACE DIFFICULTIES IN INTEGRATING OUR COMBINED OPERATIONS.

     We have been involved in two merger transactions in the last two years. We may not be able to integrate the operations of the merged or acquired companies without a loss of employees, customers or suppliers, a loss of revenues, an increase in operating or other costs or other difficulties. In addition, we may not be able to realize the operating efficiencies, synergies, cost savings or other benefits expected from these transactions.

     We plan to restructure the ownership of a portion of the assets currently held by R&B Falcon and its subsidiaries. This restructuring is intended to lower the worldwide effective corporate tax rate from what that rate would have been in the absence of the restructuring and to achieve operational efficiencies, including improved worldwide cash management and increased flexibility for operating rigs in various jurisdictions. Any transfers of assets by R&B Falcon or one of its subsidiaries to Transocean Sedco Forex or one of its non-U.S. subsidiaries in this restructuring could, in some cases, result in the imposition of additional taxes.

WE ACQUIRED A SIGNIFICANT AMOUNT OF DEBT IN THE MERGER WITH R&B FALCON.

     R&B Falcon was subject to a significant amount of debt. Our overall debt level increased as a result of this R&B Falcon debt after the merger. Some of this debt has relatively high interest rates. Some of the R&B Falcon debt agreements also contain restrictions and requirements that may limit our flexibility in conducting our operations.

OUR BUSINESS INVOLVES NUMEROUS OPERATING HAZARDS.

     Our operations are subject to the usual hazards inherent in the drilling of oil and gas wells, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings and fires. The occurrence of these events could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury or death to rig personnel. We may also be subject to personal injury and other claims of rig personnel as a result of our drilling operations. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. In addition, offshore drilling operators are subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to property, environmental and other damage claims by oil and gas companies. Our insurance policies and contractual rights to indemnity may not adequately cover losses, and we may not have insurance coverage or rights to indemnity for all risks. If a significant accident or other event occurs and is not fully covered by insurance or a recoverable indemnity from a client, it could adversely affect our consolidated financial position or results of operations.

     In March 2001, a production facility located offshore Brazil sank in approximately 4000 feet of water, resulting in loss of life and equipment, and the release of hydrocarbons into the water. We had no interest in this facility nor any personnel or property involved in the accident, but we do have 15 rigs working in Brazil including two rigs working in the same field in which this facility was located. There can be no assurance that this event will not result in delays or other changes in the development or exploration efforts offshore of Brazil or other areas and thereby affect our operations.

OUR NON-U.S. OPERATIONS WILL INVOLVE ADDITIONAL RISKS NOT ASSOCIATED WITH OUR U.S. OPERATIONS.

     We operate in various regions throughout the world that may expose us to political and other uncertainties, including risks of:

     - war and civil disturbances,

     - expropriation of equipment,

     - the inability to repatriate income or capital, and

     - changing taxation policies.

     Many governments favor or effectively require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may adversely affect our ability to compete.

     Our non-U.S. contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the equipment and operation of drilling units, currency conversions and repatriation, oil and gas exploration and development and taxation of offshore earnings and earnings of expatriate personnel. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration of oil and gas and other aspects of the oil and gas industries in their countries. In addition, government action, including initiatives by OPEC, may continue to cause oil or gas price volatility. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil companies and may continue to do so.

     Another risk inherent in our operations is the possibility of currency exchange losses where revenues are received and expenses are paid in foreign currencies. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to, or transfer or exchange by, the country of operation.

FAILURE TO RETAIN KEY PERSONNEL COULD HURT OUR OPERATIONS.

     We require highly skilled personnel to operate and provide technical services and support for our drilling units. To the extent that demand for drilling services and the size of the worldwide industry fleet increase, shortages of qualified personnel could arise, creating upward pressure on wages.

     On a worldwide basis, we had approximately 14 percent of our employees working under collective bargaining agreements on March 1, 2001, most of whom were working in Norway, Nigeria, Trinidad and Venezuela. Of these represented employees, a majority are working under agreements that are subject to salary negotiation in 2001. In addition, the Company has signed a recognition agreement requiring negotiation with a labor union representing employees in the U.K. These negotiations could result in collective bargaining agreements covering these employees, which could result in higher personnel expenses, other increased costs or increased operating restrictions.

GOVERNMENTAL LAWS AND REGULATIONS MAY ADD TO OUR COSTS OR LIMIT DRILLING
ACTIVITY.

     Our operations are affected from time to time in varying degrees by governmental laws and regulations. The drilling industry is dependent on demand for services from the oil and gas exploration industry and, accordingly, is also affected by changing tax and other laws relating to the energy business generally. We may be required to make significant capital expenditures to comply with laws and regulations. It is also possible that these laws and regulations may in the future add significantly to operating costs or may limit drilling activity.

COMPLIANCE WITH OR BREACH OF ENVIRONMENTAL LAWS CAN BE COSTLY AND COULD LIMIT OUR OPERATIONS.

     Our operations are subject to regulations controlling the discharge of materials into the environment, requiring removal and cleanup of materials that may harm the environment or otherwise relating to the protection of the environment. For example, as an operator of mobile offshore drilling units in navigable U.S. waters and some offshore areas, we may be liable for damages and costs incurred in connection with oil spills related to those operations. Laws and regulations protecting the environment have become more stringent in recent years, and may in some cases impose strict liability, rendering a person liable for environmental damage without regard to negligence. These laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our financial position and results of our operations.

OUR HOLDING COMPANY STRUCTURE RESULTS IN SUBSTANTIAL STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE DEBENTURES.

     The Debentures are obligations exclusively of Transocean Sedco Forex. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the Debentures, is dependent upon the earnings of our subsidiaries and on the distribution of earnings, loans or other payments by our subsidiaries to us.

WE MAY NOT HAVE THE FUNDS NECESSARY TO FINANCE A REPURCHASE REQUIRED BY THE INDENTURE IN THE EVENT OF A CHANGE IN CONTROL OR AT THE OPTION OF A HOLDER OF DEBENTURES.

     Upon the occurrence of specific change in control events and on the May 15, 2006, May 15, 2011 and May 15, 2016 repurchase dates, holders of Debentures will have the right to require us to repurchase their Debentures. However, it is possible that we will not have sufficient funds at such time to make the required repurchase of Debentures or that restrictions in our credit agreements or other indebtedness will not allow such repurchases. Our failure to purchase all validly tendered Debentures would constitute an event of default under the indenture under which the Debentures are issued. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change in Control" under the indenture. See "Description of the Debentures -- Repurchase Rights" and
"-- Change in Control."

NO MARKET CURRENTLY EXISTS FOR THE DEBENTURES AND WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET FOR THE DEBENTURES WILL DEVELOP.

     The Debentures comprise a new issue of securities for which there is currently no public market and we do not currently intend to apply to list the Debentures on any securities exchange or public market. If the Debentures are traded after their initial issuance, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market for the Debentures does not develop, the liquidity and trading prices for the Debentures may be harmed.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the documents incorporated by reference in the accompanying prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include the information concerning possible or assumed future results of operations of our company, including statements about the following subjects:

     - business strategy,

     - expected capital expenditures,

     - adequacy of source of funds for liquidity needs,

     - results and effects of legal proceedings,

     - liabilities for tax issues,

     - adequacy of insurance coverage,

     - the timing and cost of completion of capital projects,

     - timing of delivery of drilling units,

     - expiration of rig contracts,

     - potential revenues,

     - potential timing and proceeds of asset sales,

     - increased expenses,

     - customer drilling programs,

     - utilization rates,

     - dayrates,

     - other expectations with regard to outlook,

     - number and timing of idle rig days,

     - timing of the sale of the land and barge drilling business in Venezuela,

     - refinancing of indebtedness,

     - loss contingencies and charges, and

     - the potential savings and effects of our merger transaction with R&B Falcon.

     Forward-looking statements in this prospectus supplement or incorporated by reference are identifiable by use of the following words and other similar expressions, among others:

     - "anticipate"

     - "believe"

     - "budget"

     - "could"

     - "estimate"

     - "expect"

     - "forecast"

     - "intend"

     - "may"

     - "might"

     - "plan"

     - "predict"

     - "project"

     - "should"

     The factors discussed above under "Risk Factors" and in the documents we incorporate by reference into the accompanying prospectus could affect our future results of operations and could cause those results to differ materially from those expressed in the forward-looking statements included in this prospectus supplement or incorporated by reference.

     You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the offering of the Debentures to provide a portion of the funding for the redemption by our subsidiary, Cliffs Drilling Company, of its 10.25% Senior Notes due 2003, Series B and Series D, to repay all or a portion of our outstanding commercial paper indebtedness and for general corporate purposes. As of May 4, 2001, a total of $254.8 million face amount of our commercial paper indebtedness was outstanding. This indebtedness had a weighted average maturity of 7.5 days and a weighted average yield of approximately 4.98 percent. Proceeds from commercial paper issuances were used to repay indebtedness under our revolving credit agreements and for general corporate purposes. Pending use of the net proceeds from this offering, we may invest the funds in short-term, interest bearing, investment grade, marketable securities.

                           PRICE RANGES AND DIVIDENDS

     Our ordinary shares are listed on the New York Stock Exchange under the symbol "RIG." The following table sets forth the high and low sales prices of our ordinary shares for the periods indicated as reported on the NYSE Composite Tape.

                                                                    PRICE
                                                              -----------------
                                                               HIGH       LOW
                                                              -------   -------
1999
  First Quarter.............................................  $31.563   $19.625
  Second Quarter............................................   32.500    22.625
  Third Quarter.............................................   36.500    25.563
  Fourth Quarter............................................   34.375    23.875
2000
  First Quarter.............................................   53.125    29.250
  Second Quarter............................................   56.188    41.250
  Third Quarter.............................................   64.625    45.625
  Fourth Quarter............................................   65.500    34.375
2001
  First Quarter.............................................   54.500    43.344
  Second Quarter (through May 7)............................   54.480    40.350

     On May 7, 2001, the last reported sales price of our ordinary shares on the New York Stock Exchange was $50.800 per ordinary share. On such date, there were approximately 318 million ordinary shares outstanding.

     We have paid quarterly cash dividends of $0.03 per ordinary share since the fourth quarter of 1993. Any future declaration and payment of dividends will be:

     - dependent upon our results of operations, financial condition, cash requirements and other relevant factors,

     - subject to the discretion of our Board of Directors,

     - subject to restrictions contained in our bank credit agreements, note purchase agreement and indentures (see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Debt" in our Annual Report on Form 10-K for the year ended December 31, 2000), and

     - payable only out of our profits or share premium account in accordance with Cayman Islands law.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods shown is as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                --------------------------------------------
                                                2000   1999(A)   1998(A)   1997(A)   1996(A)
                                                ----   -------   -------   -------   -------
Historical ratio of earnings to fixed
  charges.....................................  1.5      1.4       9.7      10.3      12.6
Supplemental pro forma ratio of earnings to
  fixed charges(b)............................   --
Supplemental pro forma as adjusted ratio of
  earnings to fixed charges(b)................   --

---------------

(a) The ratios for each of the years in the four year period ended December 31, 1999 include only the earnings and fixed charges of Sedco Forex, not those of Transocean Offshore Inc.

(b) Supplemental pro forma earnings and supplemental pro forma as adjusted earnings were insufficient to cover fixed charges by $141.3 million and $117.6 million, respectively.

     We have computed the ratios of earnings to fixed charges shown above by dividing earnings available for fixed charges by fixed charges. For this purpose, "earnings available for fixed charges" consist of pretax income (loss) from continuing operations before extraordinary items plus fixed charges, distributed earnings of unconsolidated joint ventures and amortization of capitalized interest, less capitalized interest and undistributed equity in earnings of joint ventures. "Fixed charges" consist of interest expense, capitalized interest and an estimate of the interest within rental expense.

     On January 31, 2001, we completed our merger transaction with R&B Falcon. The merger was accounted for as a purchase, with our company as the acquiror for accounting purposes. The historical ratios of earnings to fixed charges for the year ended December 31, 2000 include only the earnings and fixed charges of Transocean Sedco Forex. On December 31, 1999, we completed our merger with Sedco Forex Holdings Limited, the former offshore contract drilling business of Schlumberger Limited. The merger was accounted for as a purchase, with Sedco Forex as the acquiror for accounting purposes. The historical ratios of earnings to fixed charges for the four year period ended December 31, 1999 include only the earnings and fixed charges of Sedco Forex.

     On April 5, 2001, we completed a debt offering that consisted of $700 million aggregate principal amount of 6.625% notes due April 15, 2011 and $600 million aggregate principal amount of 7.500% notes due April 15, 2031. The net proceeds from the April 2001 debt offering were used to provide funding for the tender offer for the 11.375% Senior Secured Notes due 2009 of RBF Finance Co., the redemption of the 11% Senior Secured Notes due 2006 of RBF Finance Co. and the redemption of the 12.25% Senior Notes due 2006 of R&B Falcon Corporation.

     The supplemental pro forma ratio of earnings to fixed charges for the year ended December 31, 2000 assumes that we completed the merger transaction with R&B Falcon and the April 2001 debt offering on January 1, 2000. This pro forma information does not necessarily reflect what the ratio of earnings to fixed charges would have been if the merger and the April 2001 debt offering had been completed on that date nor does it necessarily reflect any future ratio of earnings to fixed charges.

     The supplemental pro forma as adjusted ratio of earnings to fixed charges for the year ended December 31, 2000 reflects the supplemental pro forma ratio shown above, as adjusted to reflect this offering and assuming that the net proceeds will be used to provide all of the funding for the redemption by our subsidiary, Cliffs Drilling Company, of its 10.25% Senior Notes due 2003 and the repayment of approximately $189 million of indebtedness under our revolving credit agreements with an average interest rate of 6.3 percent. Our actual intended use of the net proceeds from this offering is described under "Use of Proceeds."

                         DESCRIPTION OF THE DEBENTURES

GENERAL

     We will issue the Debentures under the senior indenture referred to in the accompanying prospectus, as supplemented by a fourth supplemental indenture dated the date of the closing of the offering. We will issue Debentures in an aggregate principal amount of $400,000,000. The Debentures will rank equally with all of our other unsecured and unsubordinated debt. The Debentures will mature on May 15, 2021. We will issue the Debentures only in book-entry form in denominations of $1,000 and integral multiples of $1,000.

INTEREST

     The Debentures will bear interest at the annual rate shown on the front cover of this prospectus supplement and will accrue interest from May 11, 2001 or from the most recent date to which interest has been paid or provided for. We will pay interest on the Debentures twice a year, on May 15 and November 15, beginning on November 15, 2001, to the person in whose name a Debenture is registered at the close of business on the May 1 or November 1 that immediately precedes the date on which interest will be paid. Interest will cease to accrue on a Debenture upon its maturity, conversion, purchase by us at the option of a holder or redemption. We will calculate interest on the basis of a 360-day year composed of twelve 30-day months.

CONVERSION RIGHTS

     You have the right to convert a Debenture into our ordinary shares, par value $0.01 per share, at any time until the close of business on the fourth trading day prior to the earlier of May 15, 2021 and the date on which the Debenture is redeemed, if any of the following conditions are satisfied:

     - if the closing sale price of our ordinary shares is greater than 110% of the conversion price per ordinary share for at least 20 trading days of the 30 trading days prior to conversion,

     - if we have called Debentures for redemption, or

     - upon the occurrence of specified corporate transactions.

     We describe each of these conditions in greater detail below. Our ordinary shares are described in the accompanying prospectus.

  Conversion Upon Satisfaction of Market Price Condition

     You may only surrender Debentures for conversion into our ordinary shares if the closing sale price per ordinary share on the principal national securities exchange on which the ordinary shares are listed exceeds 110% of the conversion price per ordinary share for at least 20 trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the conversion date. For purposes of this determination, the conversion price per ordinary share as of any day equals the quotient of:

     - the principal amount of a Debenture, divided by

     - the number of our ordinary shares issuable upon conversion of that Debenture on that day.

     The conversion agent designated by us will, on our behalf, determine daily if the Debentures are convertible as a result of the closing sale price of our ordinary shares and will notify us accordingly.

  Conversion Upon Notice of Redemption

     If a Debenture has been called for redemption, you will be entitled to convert the Debenture until close of business on the fourth trading day prior to the date of redemption, even if it is not otherwise convertible at such time. You may convert fewer than all of your Debentures so long as the Debentures converted are an integral multiple of $1,000 principal amount.

  Conversion Upon Specified Corporate Transactions

     If we elect to:

     - distribute to all holders of our ordinary shares certain rights entitling them to purchase, for a period expiring within 60 days, ordinary shares at less than the quoted price of the ordinary shares at the time, or

     - distribute to all holders of our ordinary shares assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the closing price of our ordinary shares on the day preceding the declaration date for such distribution, we must notify the holders of Debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your Debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place.

     In addition, if we are a party to a reclassification, consolidation, merger or scheme of arrangement under Cayman Islands law, or a sale of all or substantially all of our assets to another person, pursuant to which our ordinary shares would be converted into cash, securities or other property, you may surrender Debentures for conversion at any time from and after the date which is 15 days prior to the date we announce as the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a reclassification, consolidation, merger or scheme of arrangement under Cayman Islands law, or a sale of all or substantially all of our assets to another person, pursuant to which our ordinary shares are converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Debenture into our ordinary shares will be changed into a right to convert it into the kind and amount of shares or stock and other securities and property (including cash) receivable immediately prior to the transaction by a holder of the number of ordinary shares deliverable upon conversion of the Debenture. If the transaction also constitutes a "change in control," as defined below, you can alternatively require us to purchase all or a portion of your Debentures as described under "Change in Control" below.

  Conversion Rate and Delivery of Ordinary Shares

     The initial conversion rate is 13.8627 ordinary shares for each Debenture. This rate is equivalent to an initial conversion price of $72.136 per ordinary share, based on the $1,000 principal amount per Debenture. Upon conversion we will deliver to you a fixed number of ordinary shares and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the closing price of the ordinary shares on the trading day immediately prior to the conversion date. We will not adjust the conversion price to account for accrued and unpaid interest.

     The conversion rate will be subject to adjustment upon the following events:

     - issuance of ordinary shares as a dividend or distribution on the ordinary shares,

     - subdivision or combination of the outstanding ordinary shares,

     - issuance to all ordinary shareholders of rights or warrants that allow the shareholders, for a period ending not more than 60 days after the record date for such issuance, to purchase ordinary shares at less than the current market price,

     - distribution to all ordinary shareholders of debt or other assets but excluding distributions of rights and warrants described above and all-cash distributions,

     - distribution to all or substantially all ordinary shareholders of all-cash distributions in an aggregate amount that together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for ordinary shares consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all other all-cash distributions to all or substantially all ordinary shareholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our ordinary shares on the business day immediately preceding the day on which we declare such distribution, and

     - purchase of ordinary shares pursuant to a tender offer made by us or any of our subsidiaries to the extent that the tender offer involves aggregate consideration that together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for ordinary shares consummated within the preceding 12 months not triggering a conversion price adjustment and (2) any all-cash distributions to all or substantially all ordinary shareholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our ordinary shares on the expiration date of such tender offer.

     We may increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during that period. We are not required to adjust the conversion rate until adjustments greater than 1% have occurred.

     If you submit your Debentures for conversion between the closing of business on a record date and the opening of business on the next interest payment date (except for Debentures or portions of Debentures called for redemption on a redemption date occurring during this period), you must pay funds equal to the interest payable on the converted principal amount, but we will pay the interest payable on that interest payment date to the holder of Debentures on that record date.

REDEMPTION RIGHTS

     We may redeem all or part of the Debentures at our option at any time after May 20, 2006, upon not less than 20 nor more than 60 days' notice by mail to holders of Debentures. The redemption price will be equal to 100% of the principal amount plus accrued and unpaid interest up to but not including the redemption date.

     If we decide to redeem fewer than all of the outstanding Debentures, the trustee will select the Debentures to be redeemed by lot, pro rata or by another method the trustee considers fair and appropriate.

     If the trustee selects a portion of your Debentures for partial redemption and you convert a portion of the same Debentures, the converted portion will be deemed to be from the portion selected for redemption.

REPURCHASE RIGHTS

     You have the right to require us to repurchase the Debentures on May 15, 2006, May 15, 2011 and May 15, 2016. We will be required to repurchase any outstanding Debenture for which you deliver a written repurchase notice to the paying agent designated by us. This notice must be delivered during the period beginning at the opening of business on the date that is 20 business days prior to the repurchase date and ending on the close of business on the repurchase date. If a repurchase notice has been given but is subsequently withdrawn during that period, we will not be obligated to repurchase the related Debentures. Our repurchase obligation will be subject to certain additional conditions described below.

     The repurchase price payable by us will be equal to the principal amount plus accrued and unpaid interest up to and including the repurchase date. Because each repurchase date is on an interest payment date, interest will be paid to the record holder on the relevant record date.

     We may, at our option, choose to pay the repurchase price in cash or our ordinary shares, or any combination of cash and our ordinary shares. For a discussion of the tax treatment of a holder receiving cash, ordinary shares or any combination of both, see "Certain United States Federal Income Tax Considerations -- U.S. Holders."

     We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders of Debentures at their addresses shown in the register maintained by the registrar under the indenture, and to beneficial owners as required by applicable law, stating among other things:

     - whether we will pay the repurchase price of the Debentures in cash or ordinary shares or any combination of both, specifying the percentages of each,

     - if we elect to pay in ordinary shares the method of calculating the market price of the ordinary shares, and

     - the procedures that holders must follow to require us to repurchase their Debentures.

     Your notice electing to require us to repurchase your Debentures must state:

     - if certificated Debentures have been issued, the Debenture certificate numbers, or if no certificated Debentures have been issued, your notice must comply with appropriate Depository Trust Company procedures,

     - the portion of the principal amount of Debentures to be repurchased, in multiples of $1,000,

     - that the Debentures are to be repurchased by us pursuant to the applicable provisions of the senior indenture, and

     - in the event that we choose, pursuant to the notice that we are required to give, to pay the repurchase price in our ordinary shares, in whole or in part, but the repurchase price is ultimately to be paid to the holder of Debentures entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in ordinary shares is not satisfied prior to the close of business on the repurchase date, as described below, whether the holder elects:

          (1) to withdraw the repurchase notice as to some or all of the Debentures to which it relates, or

          (2) to receive cash in respect of the entire repurchase price for all Debentures or portions of Debentures to which such repurchase notice relates.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all Debentures subject to the repurchase notice in the circumstances described. For a discussion of the tax treatment of a holder receiving cash instead of ordinary shares, see "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Sale, Exchange or Retirement of the Debentures."

     You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state:

     - the principal amount of the withdrawn Debentures,

     - if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures, or if no certificated Debentures have been issued, your notice must comply with appropriate Depository Trust Company procedures, and

     - the principal amount, if any, which remains subject to the repurchase notice.

     If we choose to pay the repurchase price, in whole or in part, in our ordinary shares, the number of ordinary shares to be delivered by us will be equal to the portion of the repurchase price to be paid in ordinary shares divided by the market price of one ordinary share.

     We will pay cash for all fractional ordinary shares in the event that we choose to deliver our ordinary shares in payment, in whole or in part, of the repurchase price. This cash payment will be based on the market price of our ordinary shares.

     The "market price" means the average of the sale prices of our ordinary shares for the five trading day period ending on the third business day prior to the applicable repurchase date (or if the third business day prior to the applicable repurchase date is not a trading day, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such repurchase date, of certain events that would result in an adjustment of the conversion rate with respect to the ordinary shares.

     The "sale price" of the ordinary shares on any date means the closing sale price per ordinary share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our ordinary shares are traded or, if the ordinary shares are not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq system.

     Because the market price of our ordinary shares is determined prior to the applicable repurchase date, holders of Debentures bear the market risk with respect to the value of the ordinary shares to be received from the date such market price is determined to such repurchase date. We may pay the repurchase price or any portion of the repurchase price in ordinary shares only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of ordinary shares in accordance with the foregoing provisions, we will publish such information on our web site on the World Wide Web or through such other public medium as we may use at that time.

     Our right to repurchase Debentures, in whole or in part, with our ordinary shares is subject to our satisfying various conditions, including:

     - the registration of our ordinary shares under the Securities Act of 1933 and the Securities Exchange Act of 1934, if required, and

     - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If these conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of the Debentures of the holder entirely in cash. See "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Sale, Exchange or Retirement of the Debentures." We may not change the form or components or percentages of components of consideration to be paid for the Debentures once we have given the notice that we are required to give to holders of Debentures, except under circumstances where we are required by the indenture to pay cash instead of our ordinary shares.

     Our ability to repurchase Debentures with cash at any time may be limited by the terms of our then existing borrowing agreements. The indenture will prohibit us from repurchasing Debentures for cash in connection with the holders' repurchase rights if any event of default under the indenture has occurred and is continuing, except for a default in the payment of the repurchase price with respect to the Debentures.

     In order to receive payment of the repurchase price, a holder must either effect a book-entry transfer or deliver the corresponding Debenture or Debentures, together with necessary endorsements, to the office of the paying agent, after delivery of the repurchase notice. You will receive payment in cash promptly after the later of (1) the repurchase date or (2) the time of book-entry transfer or the delivery of the Debenture. If the paying agent holds money or securities sufficient to pay the repurchase price of the Debenture on the repurchase date, then:

     - the Debenture will cease to be outstanding,

     - interest will cease to accrue, and

     - all other rights of the holder will terminate.

     This will be the case whether or not a book-entry transfer is effected or whether or not the Debenture or Debentures are delivered to the paying agent.

     We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act of 1934 which may be applicable at the time. We will file Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures at your option.

CHANGE IN CONTROL

     If we undergo a change in control after the first issuance of the Debentures, you will have the option to require us to purchase your Debentures within 35 business days after the change in control. We will pay a purchase price equal to 100% of the principal amount of your Debentures plus accrued and unpaid interest up to but not including the date of purchase. You may require us to purchase all or any part of the Debentures so long as the principal amount at maturity of the Debentures being purchased is an integral multiple of $1,000.

     A change in control occurs in the following situations:

     - any person or group (1) becomes the beneficial owner of our voting shares representing 50% or more of the total voting power of all of our outstanding classes of voting shares or (2) has the power, directly or indirectly, to elect a majority of the members of our board of directors (but specifically excluding rights to designate directors pursuant to the agreement implementing the Sedco Forex merger),

     - we consolidate with or merge with or into another person, we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, any person consolidates with or merges with or into our company or we complete a scheme of arrangement under Cayman Islands law with any person, but none of these circumstances will constitute a change in control if the persons that beneficially own our voting shares immediately prior to the relevant transaction beneficially own shares with a majority of the total voting power of all outstanding voting shares of the surviving or transferee person, or

     - our company liquidates or dissolves.

     In order to exercise your repurchase right in the case of a change in control, you must deliver a written notice to the paying agent prior to the close of business on the business day prior to the date on which the Debentures are to be purchased. This notice must specify the Debentures submitted for repurchase. You may withdraw this notice by delivering a written notice of withdrawal to the paying agent before the same date.

     Within 15 business days after a change in control, we will mail to the trustee and to each holder of the Debentures a written notice of the change in control which specifies the terms and conditions and the procedures required for exercise of a holder's right to require us to purchase your Debentures.

     For purposes of defining a change of control:

     - the terms "person" and "group" have the meanings given to them in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 or any successor provisions,

     - the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 or any successor provision, and

     - the term "beneficial owner" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the date of this prospectus supplement.

TAX ADDITIONAL AMOUNTS

     We will pay any amounts due with respect to the Debentures without deduction or withholding for any and all present and future withholding taxes, levies, imposts and charges (a "withholding tax") imposed by or for the account of the Cayman Islands. If the Cayman Islands require us to deduct or withhold any of these taxes, levies, imposts or charges, we will (subject to compliance by the holder of a Debenture with any relevant administrative requirements) pay these additional amounts in respect of principal amount, redemption price, repurchase price and interest (if any), in accordance with the terms of the Debentures and the indenture, as may be necessary so that the net amounts paid to the holder or the trustee after such deduction or withholding will equal the principal amount, redemption price, repurchase price and interest (if any), on the Debentures. However, we will not pay any additional amounts in the following instances:

     - if any withholding would not be payable or due but for the fact that (1) the holder of a Debenture (or a fiduciary, settlor, beneficiary of, member or shareholder of, the holder, if the holder is an estate, trust, partnership or corporation), is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Cayman Islands or otherwise having some present or former connection with the Cayman Islands other than the holding or ownership of the Debenture or the collection of principal amount, redemption price, repurchase price and interest (if any), in accordance with the terms of the Debentures and the indenture, or the enforcement of the Debenture or (2) where presentation is required, the Debenture was presented more than 30 days after the date such payment became due or was provided for, whichever is later,

     - if any withholding tax is attributable to any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, levy, impost or charge,

     - if any withholding tax is attributable to any tax, levy, impost or charge which is payable otherwise than by withholding from payment of principal amount, redemption price, repurchase price and interest (if any),

     - if any withholding tax would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the relevant tax authority of the holder or beneficial owner of the Debenture, if this compliance is required by statute or by regulation as a precondition to relief or exemption from such withholding tax, or

     - any combination of the instances described in the preceding bullet points.

     We also will not pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the Debenture to the extent that a beneficiary or settlor with respect to such fiduciary, or a member or such partnership or a beneficial owner thereof, would not have been entitled to the payment of such additional amounts had such beneficiary settlor, member or beneficial owner been the holder of the Debenture.

COVENANTS RELATING TO THE DEBENTURES

     The Debentures will be entitled to the benefit of covenants included in the indenture regarding limitations on liens and limitations on sale and lease-back transactions as described under "Description of Debt Securities -- Provisions Applicable Solely to Senior Debt Securities" in the accompanying prospectus.

CONVERSION AGENT/PAYING AGENT

     We have designated the trustee as conversion agent and paying agent for the Debentures.

BOOK-ENTRY SYSTEM

     The Debentures will be represented by one or more global securities. A global security is a special type of indirectly held security. Each global security will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and be registered in the name of a nominee of DTC. Except under the circumstances described below, the Debentures will not be issued in definitive form in the name of individual holders.

     Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the initial purchaser with the respective principal amounts of the Debentures represented by the global security. Ownership of beneficial interests in a global security will be limited to DTC participants (i.e., persons that have accounts with DTC or its nominee) or persons that may hold interests through DTC participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (except with respect to persons that are themselves DTC participants).

     So long as DTC or its nominee is the registered owner of a global security, DTC or the nominee will be considered the sole owner or holder of the Debentures represented by that global security under the indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have Debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or holders of the Debentures under the indenture. Principal and interest payments on Debentures registered in the name of DTC or its nominee will be made to DTC or the nominee, as the registered owner. Neither our company, the trustee, any paying agent or the registrar for the Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Those limits and laws may impair the ability to transfer beneficial interests in a global security.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately the participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

     If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue Debentures in definitive form in exchange for the entire global security for the Debentures. In addition, we may at any time choose not to have Debentures represented by a global security and will then issue Debentures in definitive form in exchange for the entire global security relating to the Debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Debentures represented by the global security equal in principal amount to that beneficial interest and to have the Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a description of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Debentures or ordinary shares to initial purchasers of the Debentures who are U.S. holders (as described below), and the material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of the Debentures or ordinary shares to initial purchasers who are non-U.S. holders (as described below). This discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules. Special rules may apply, for instance, to banks, tax-exempt organizations, dealers in securities or currencies, persons who hold Debentures or ordinary shares as part of a hedge, conversion or constructive sale transaction, or straddle or other risk reduction transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons whose functional currency for tax purposes is not the U.S. dollar, U.S. holders who own or have previously owned, actually or constructively, stock possessing 5% or more of the voting power or value of our Company, or persons who have ceased to be United States citizens or to be taxed as resident aliens. This discussion is limited to holders of Debentures or our ordinary shares who purchase the Debentures at their "issue price" and hold the Debentures and any ordinary shares into which the Debentures are converted or for which the Debentures are exchanged as capital assets. For this purpose only, the "issue price" of the Debentures is the first price at which a substantial portion of the Debentures is sold to the public (not including sales to underwriters or placement agents). Except as described below with respect to certain Cayman Islands tax consequences, this discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

     This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed U.S. Treasury regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the Debentures or our ordinary shares.

     PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE DEBENTURES AND ORDINARY SHARES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. HOLDERS

     You are a U.S. holder for purposes of this discussion if you are a holder of a Debenture or an ordinary share that is, for U.S. federal income tax law purposes:

     - a citizen or resident of the United States,

     - a corporation organized in or under the laws of the United States or of any political subdivision thereof,

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

     - a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the case of a holder of a Debenture or an ordinary share which is a partnership, the tax consequences will generally affect the partner rather than the partnership, but special considerations not here set forth may apply.

     Taxation of Interest. In general, you will be required to include interest received on a Debenture as ordinary income at the time it accrues or is received, in accordance with your regular method of accounting for U.S. federal income tax purposes.

     Sale, Exchange or Retirement of the Debentures. Upon the sale, exchange or retirement of a Debenture (other than a conversion or exchange for ordinary shares), you will recognize gain or loss equal to the difference between the sale or redemption proceeds and your adjusted tax basis in the Debenture. Your adjusted tax basis in a Debenture will generally equal your cost for the Debenture. Gain or loss realized on the sale, exchange or retirement of a Debenture will generally be capital gain or loss and will be long-term capital gain or loss if the Debenture is held for more than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations). Payments for accrued interest not previously included in income will be treated as ordinary interest income.

     Conversion of Debentures. The conversion of a Debenture into our ordinary shares will generally not be a taxable event, except with respect to cash received in lieu of a fractional share. Your basis in the ordinary shares received on conversion of a Debenture will be the same as your basis in the Debenture at the time of conversion (exclusive of any tax basis allocable to a fractional share), and your holding period for the ordinary shares received on conversion will include the holding period of the Debenture converted. The receipt of cash in lieu of a fractional ordinary share will generally result in capital gain or loss (measured by the difference between the cash received for the fractional share interest and your tax basis in the fractional share interest).

     Exercise of Repurchase Right. If you require us to repurchase a Debenture on a repurchase date and if we issue ordinary shares in full satisfaction of the purchase price, the exchange of a Debenture for ordinary shares will be treated the same as a conversion. If you require us to repurchase a Debenture on a repurchase date and if we deliver cash in full satisfaction of the purchase price, the exchange of a Debenture for cash will be treated the same as a sale, exchange or retirement. If you require us to repurchase a Debenture on a repurchase date and if we deliver a combination of cash and ordinary shares in payment of the purchase price, then, in general, (1) you will recognize gain (but not loss) to the extent that the cash and the value of the ordinary shares exceeds your adjusted tax basis in the Debenture, but in no event will the amount of recognized gain exceed the amount of cash received, (2) your basis in the ordinary shares received will be the same as your basis in the Debenture repurchased by us (exclusive of any basis allocable to a fractional share), decreased (but not below zero) by the amount of cash received (other than cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized by you (other than gain with respect to a fractional share), and (3) the holding period of the ordinary shares received in the exchange will include the holding period for the Debenture which was repurchased. Payments for accrued interest not previously included in income will be treated as ordinary interest income.

     Adjustment of Conversion Rate. If at any time we make a distribution of property to shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes (for example, distributions of cash, evidences of our indebtedness or assets, but generally not share dividends or rights to subscribe for ordinary shares) and, pursuant to the anti-dilution provisions of the senior indenture, the conversion rate of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to you. If the conversion rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to you.

     Ownership and Disposition of Ordinary Shares. Dividends, if any, paid on the ordinary shares generally will be includable in your income as ordinary income to the extent of your ratable share of our current or accumulated earnings and profits. Upon the sale, exchange or other disposition of ordinary shares, you generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in such shares. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

     Status of Transocean Sedco Forex as a Foreign Corporation. Special considerations apply by reason of the fact that we are a foreign corporation. These include the following:

     - We do not expect that dividends on our ordinary shares will be eligible for the dividends received deduction which is generally allowed to U.S. corporate shareholders on dividends received from a domestic corporation.

     - If we were classified as a "passive foreign investment company," there could be various adverse consequences to U.S. holders of Debentures and ordinary shares, including taxation of gain on a sale or other disposition of the Debentures or ordinary shares at ordinary income rates, imposition of an interest charge on distributions to U.S. holders and on gain on dispositions, and the requirement that gain be recognized on dispositions which would otherwise qualify for nonrecognition treatment. We believe that we will not be a passive foreign investment company following the offering of the Debentures, but the tests for determining passive foreign investment company status are applied annually, and it is difficult accurately to predict future income and assets relevant to this determination. If we should determine in the future that we are a passive foreign investment company, we will endeavor to notify U.S. holders, although there can be no assurance that we will be able to do so in a timely manner. U.S. holders should consult their own tax advisors about the passive foreign investment company rules, including elections which are available with respect to passive foreign investment companies.

NON-U.S. HOLDERS

     You are a Non-U.S. holder for purposes of this discussion if you are a holder of a Debenture or an ordinary share that is not a U.S. person for U.S. federal income tax purposes.

     Withholding Tax on Payments of Principal and Interest on Debentures. As long as we are not engaged in the conduct of any trade or business in the United States, the payment of principal and interest on a Debenture by us or any paying agent of ours to you will not be subject to U.S. federal withholding tax. Even if we were engaged in the conduct of a trade or business in the U.S., payments would not be subject to U.S. federal withholding tax, provided that in the case of payment of interest:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our shares,

     - you are not a controlled foreign corporation that is related to us within the meaning of the Code, and

     - the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and either (1) the beneficial owner of the Debenture certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on U.S. Treasury Form W-8 BEN (or a suitable substitute form), or (2) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debenture, certifies under penalties of perjury that a Form W-8 BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy of the form or the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations.

     Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest on a Debenture if such interest is effectively connected with a U.S. trade or business of yours. Effectively connected interest received by a corporate Non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. Such effectively connected interest will not be subject to withholding tax if the holder delivers the appropriate form (currently a Form W-8 ECI) to the payor.

     Dividends. While the matter may not be entirely free from doubt, we do not anticipate that dividends paid on the ordinary shares to you will be subject to U.S. federal withholding tax. Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, you may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments.

     Gain on Disposition of the Debentures and Ordinary Shares. You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a Debenture, including the exchange of a Debenture for ordinary shares, or the sale or exchange of ordinary shares unless:

     - you are an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a "tax home" in the United States and certain other requirements are met or (B) the gain from the disposition is attributable to an office or other fixed place of business maintained by you in the United States, or

     - the gain is effectively connected with your conduct of a U.S. trade or business.

     However, in some instances you may be required to establish an exemption from United States federal income and withholding tax. See "-- Withholding Tax on Payments of Principal and Interest on Debentures."

     U.S. Federal Estate Tax. A Debenture or ordinary shares held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     U.S. Holders. Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the Debentures or our ordinary shares may be subject to information reporting and U.S. federal backup withholding tax at the rate of 31% if the recipient of those payments fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the holder's federal income tax, provided that the required information is furnished to the IRS.

     Non-U.S. Holders. Non-U.S. holders of Debentures or ordinary shares should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such an exemption, if available. Any amount withheld from a payment to a non-U.S. holder under the backup withholding rules is allowable as a credit against the holder's federal income tax, provided that the required information is furnished to the IRS.

                        CAYMAN ISLANDS TAX CONSEQUENCES

     According to our Cayman Islands counsel, Walkers, there is currently no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a holder in respect of any income, gain or loss derived from holding Debentures or ordinary shares. We have obtained an undertaking from the Governor-in-Council of the Cayman Islands under the Tax Concession Law (1995 Revision) that, in the event that any legislation is enacted in the Cayman Islands imposing tax computed on profits or income, or computed on any capital assets, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, that tax will not until June 1, 2019 apply to us or to any of our operations or our shares, notes, debentures or other obligations. Therefore, there should be no Cayman Islands tax consequences with respect to holding Debentures or ordinary shares; however, if Debentures are taken into the Cayman Islands in original form, they will be subject to stamp duty in the amount of 1/4 of 1% of the face value thereof, subject to a maximum of CI$250.00 per Debenture.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated May 8, 2001, we have agreed to sell to Credit Suisse First Boston Corporation all of the Debentures.

     The underwriting agreement provides that the underwriter is obligated to purchase all of the Debentures if any are purchased.

     The underwriter proposes to offer the Debentures initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a concession of $9.00 per Debenture. After the initial public offering the underwriter may change the public offering price and concession.

     We estimate that our out of pocket expenses for this offering will be approximately $400,000.

     The Debentures are a new issue of securities with no established trading market. The underwriter intends to make a secondary market for the Debentures. However, it is not obligated to do so and may discontinue making a secondary market for the Debentures at any time without notice. No assurance can be given as to how liquid the trading market for the Debentures will be.

     We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments which the underwriter may be required to make in that respect.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any additional ordinary shares or securities convertible into or exchangeable or exercisable for any ordinary shares, or publicly disclose our intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the underwriter for a period of 90 days after the date of this prospectus supplement. We may, however, make grants of employee or director stock options, stock appreciation rights or restricted stock grants under the terms of an existing plan, issue ordinary shares upon the exercise of such options or the exercise or conversion of any other options, warrants or convertible securities currently outstanding or under our savings plan. We may also take any of these actions in connection with any merger or acquisition. The underwriter may waive these restrictions in its sole discretion at any time without public notice.

     In connection with the offering the underwriter may engage in stabilizing transactions and over-allotment in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the Debentures or the underlying ordinary shares so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriter in excess of the principal amount of the Debentures the underwriter is obligated to purchase, which creates a short position.

These stabilizing transactions may have the effect of raising or maintaining the market price of the Debentures or preventing or retarding a decline in the market price of the Debentures. As a result, the price of the Debentures may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

     The underwriter and its affiliates regularly engage in various general banking, financing and/or investment banking transactions with us and our affiliates. An affiliate of the underwriter is a lender under our five-year revolving credit facility. A portion of the proceeds of this offering will be used to repay commercial paper indebtedness, a portion of the proceeds of which were used to repay amounts outstanding under that facility.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Debentures in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Debentures are made. Any resale of the Debentures in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction and which may require resales to be made in accordance with available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Debentures or, if applicable, the ordinary shares.

REPRESENTATIONS OF PURCHASERS

     By purchasing Debentures in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom such purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the Debentures without the benefit of a prospectus qualified under such securities laws,

     - where required by law, the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Debentures to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Debentures and, if applicable, the ordinary shares acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of Debentures acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Debentures should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Debentures in their particular circumstances and about the eligibility of the Debentures and, if applicable, the ordinary shares for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Debentures offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by our general counsel, Eric B. Brown, Esq., and by our outside counsel, Baker Botts L.L.P., Houston, Texas. Walkers, Cayman Islands will pass upon certain matters for us relating to Cayman Islands law. Sullivan & Cromwell, New York, New York, will pass upon certain legal matters for the underwriter.

PROSPECTUS

                                 $2,000,000,000

                               [TRANSOCEAN LOGO]

                                DEBT SECURITIES
                               PREFERENCE SHARES
                                ORDINARY SHARES
                                    WARRANTS

     We may offer from time to time our

     - unsecured debt securities, which may be either senior or subordinated and may be convertible into or exchangeable for our preference shares, ordinary shares or other debt securities,

     - preference shares, which may be convertible into or exchangeable for our debt securities, ordinary shares or other preference shares,

     - ordinary shares, and

     - warrants to purchase debt securities, preference shares, ordinary shares or other securities.

     The aggregate initial offering price of the securities that we offer will not exceed $2,000,000,000. We will offer the securities in amounts, at prices and on terms to be determined at the time of our offering.

     We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April 12, 2001

                               TABLE OF CONTENTS

About This Prospectus.......................................    1
Forward-Looking Statements..................................    1
About Transocean Sedco Forex Inc. ..........................    2
Where You Can Find More Information.........................    2
Use of Proceeds.............................................    3
Ratio of Earnings to Fixed Charges..........................    3
Description of Debt Securities..............................    4
Description of Share Capital................................   13
Description of Ordinary Shares..............................   13
Description of Preference Shares............................   16
Description of Warrants.....................................   17
Anti-takeover Provisions....................................   18
Plan of Distribution........................................   19
Legal Opinions..............................................   21
Experts.....................................................   21

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a "shelf" registration process. Using this process, we may offer the securities this prospectus describes in one or more offerings with a total initial offering price of up to $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any pricing supplement will describe the specific terms of that offering, the offered securities, any material United States federal income tax consequences and other special considerations. The prospectus supplement and any pricing supplement also may add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes or incorporates by reference forward-looking statements that reflect our current view of future events and financial performance. These forward-looking statements are subject to numerous risks and uncertainties, including those factors discussed elsewhere in or incorporated by reference into this prospectus, any prospectus supplement and our other filings with the SEC. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. You can identify forward-looking statements by the use of words like "anticipate," "believe," "budget," "estimate," "expect," "forecast," "intend," "plan," "predict," "project" and similar expressions. Any statement that is not a historical fact is a forward-looking statement. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. Nothing in this document is intended to provide guidance for financial results for future periods for Transocean Sedco Forex Inc. Any actual or purported guidance given prior to the date of this registration statement, including in any document we filed with the SEC prior to this date, spoke only as of the date such statement was made and no obligation to update was undertaken. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                       ABOUT TRANSOCEAN SEDCO FOREX INC.

     We are a leading international provider of offshore contract drilling services for oil and gas wells. On March 1, 2001, we owned, had partial ownership interests in, operated or had under construction 166 mobile offshore and barge drilling units. As of that date, our active fleet included 13 high-specification drillships, three other drillships, 20 high-specification semisubmersibles (including four under construction), 30 other semisubmersibles, 55 jackup rigs, 37 drilling barges, five tenders and three submersible rigs. The fleet also included four mobile offshore production units, two multi-purpose service vessels and three platform drilling rigs. We also have a fleet of land and barge drilling rigs in Venezuela consisting of 11 wholly owned and two partially owned land rigs and three lake barges.

     Our core business is to contract these drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells. We specialize in technically demanding segments of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services. We also provide additional services, including management of third-party well service activities. Our ordinary shares are listed on the New York Stock Exchange under the symbol "RIG."

     Our principal executive offices in the U.S. are located at 4 Greenway Plaza, Houston, Texas 77046, and our telephone number at that location is (713) 232-7500. As used in this prospectus, "we" means Transocean Sedco Forex Inc., a Cayman Islands exempted company, and its subsidiaries, unless we state otherwise or the context indicates otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules. You may refer to the registration statement, exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the offered securities. The documents we incorporate by reference are:

     - our Annual Report on Form 10-K for the year ended December 31, 2000,

     - our Current Reports on Form 8-K filed with the SEC on February 7, 2001 (as amended on March 23, 2001), February 26, 2001 and April 9, 2001, and

     - the description of our ordinary shares contained in our Current Report on Form 8-K dated May 14, 1999

     You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), which we will provide at no cost, by writing or telephoning us at the following address:

           Transocean Sedco Forex Inc.
           4 Greenway Plaza
           Houston, Texas 77046
           Attention: Vice President of Investor Relations and Communications
           Telephone: (713) 232-7500

     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person (including any salesman or broker) to provide information other than that provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on its cover page or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

                                USE OF PROCEEDS

     Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include repayment or refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods shown is as follows:

                                                        Year Ended December 31,
                                              --------------------------------------------
                                              2000   1999(a)   1998(a)   1997(a)   1996(a)
                                              ----   -------   -------   -------   -------
Historical ratio of earnings to fixed
  charges...................................  1.5      1.4       9.7      10.3      12.6

---------------

(a) The ratios for each of the years in the four year period ended December 31, 1999 include only the earnings and fixed charges of Sedco Forex Holdings Limited, not those of Transocean Offshore Inc.

     We have computed the ratios of earnings to fixed charges shown above by dividing earnings available for fixed charges by fixed charges. For this purpose, "earnings available for fixed charges" consist of pretax income (loss) from continuing operations before extraordinary items plus fixed charges, distributed earnings of unconsolidated joint ventures and amortization of capitalized interest, less capitalized interest and undistributed equity in earnings of joint ventures. "Fixed charges" consist of interest expense, capitalized interest and an estimate of the interest within rental expense.

     On January 31, 2001, we completed our merger transaction with R&B Falcon Corporation. The merger was accounted for as a purchase, with our company as the acquiror for accounting purposes. The historical ratios of earnings to fixed charges for the year ended December 31, 2000 include only the earnings and fixed charges of Transocean Sedco Forex. On December 31, 1999, we completed our merger with Sedco Forex Holdings Limited, the former offshore contract drilling business of Schlumberger Limited. The merger was accounted for as a purchase, with Sedco Forex as the acquiror for accounting purposes. The historical ratios of earnings to fixed charges for the four year period ended December 31, 1999 include only the earnings and fixed charges of Sedco Forex.

     For the year ended December 31, 2000, our pro forma earnings were inadequate to cover pro forma fixed charges by $130.5 million, assuming our merger with R&B Falcon occurred on January 1, 2000. This pro forma information does not necessarily reflect what the ratio of earnings to fixed charges would have been if the merger had been completed on that date, nor does it necessarily reflect any future ratio of earnings to fixed charges.

     Our ratio of earnings to combined fixed charges and preferred stock dividends for each of the five years in the period ended December 31, 2000 is the same as those reflected above for the ratio of earnings to fixed charges because we had no preferred stock dividend requirements.

     For the year ended December 31, 2000, our pro forma earnings were inadequate to cover pro forma combined fixed charges and preferred stock dividends by $278.2 million, assuming our merger with R&B Falcon occurred on January 1, 2000. This pro forma information does not necessarily reflect what the ratio of earnings to combined fixed charges and preferred stock dividends would have been if the merger had been completed on that date nor does it necessarily reflect any future ratio of earnings to combined fixed charges and preferred stock dividends.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue two types of debt securities, senior or subordinated. When we issue them, we will file a prospectus supplement describing the exact terms of the debt securities. The senior debt securities will be issued under an indenture dated April 15, 1997 with Chase Bank of Texas, N.A. (now known as The Chase Manhattan Bank), as trustee, as supplemented. The subordinated debt securities will be issued under an indenture that will be entered into with a trustee and will be described in the prospectus supplement for those debt securities. We sometimes call the senior indenture and the subordinated indenture the indentures. We have summarized selected provisions of the debt securities and the indentures below. In this summary, "we" or "our" means Transocean Sedco Forex Inc. only, unless we state otherwise or the context indicates otherwise. The summary is not complete. For a complete description, you should refer to the indentures and the terms of the debt securities, which we have filed or which we will file with the SEC. Please read "Where You Can Find More Information."

     The indentures do not limit the amount of debt securities we can issue and do not limit the amount of other indebtedness we may incur. We may issue debt securities under the indentures from time to time in separate series, each up to the aggregate amount we authorize from time to time for that series.

     The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction. The indentures also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the debt securities,

     - the total principal amount of the debt securities,

     - whether the debt securities are senior debt securities or subordinated debt securities,

     - whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depository on behalf of holders,

     - the date or dates on which the principal of and any premium on the debt securities will be payable,

     - any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments,

     - whether and under what circumstances any additional amounts with respect to the debt securities will be payable,

     - the place or places where payments on the debt securities will be payable,

     - any optional redemption provisions,

     - any sinking fund or other provisions that would obligate us to redeem, purchase or repay debt securities,

     - the denominations in which debt securities will be issuable,

     - whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula,

     - the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount,

     - any additional means of defeasance of the debt securities and any additional conditions to defeasance of the debt securities,

     - any changes or additions to events of default or covenants,

     - any restrictions or other provisions relating to the transfer or exchange of debt securities,

     - any terms for the conversion or exchange of the debt securities for our preference shares, ordinary shares or other debt securities, or

     - any other terms of the debt securities.

     We may sell the debt securities at a discount (which may be substantial) below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.

     If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

RANKING

     The debt securities will be our unsecured obligations. The senior debt securities will rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will rank in right of payment below any senior debt securities and below our other senior debt. For a more detailed description of the subordination of the subordinated debt securities, see "-- Provisions Applicable Solely to Subordinated Debt Securities." The indentures do not limit the amount of debt that we or any of our subsidiaries may incur or issue, nor do they restrict transactions between us and our affiliates or dividends and other distributions by us or our subsidiaries.

     We conduct a substantial portion of our total operations through subsidiaries, and a substantial portion of our operating income and cash flow is generated by our subsidiaries. As a result, distributions or advances from our subsidiaries are important sources of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain from our subsidiaries the cash we need to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors and securityholders of our subsidiaries (including the holders of debt issued by R&B Falcon and its subsidiaries) on their assets and earnings.

EVENTS OF DEFAULT

     Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

     - our failure to pay interest on or any additional amounts with respect to any debt securities of that series for 30 days,

     - our failure to pay principal of or any premium on any debt securities of that series when due,

     - our failure to make any required sinking fund payment for that series of debt securities for 30 days,

     - our failure to perform any of our other covenants in the indenture (other than a covenant included in the indenture solely for the benefit of another series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all outstanding debt securities under the indenture,

     - various events involving a bankruptcy, insolvency or reorganization of the Company, and

     - any other event of default provided for that series of debt securities.

     A default under an indenture with respect to one series of debt securities issued under the indenture will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default (except for a default in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

     In the case of an event of default for any series of debt securities issued under an indenture, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all outstanding debt securities under the indenture, voting as one class) may declare the principal of those debt securities to be due and payable immediately. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of all the debt securities will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all outstanding debt securities under the indenture, voting as one class) may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under the indentures may give rise to cross defaults on our other indebtedness.

     In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders have offered to the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all outstanding debt securities under the indenture) may direct the time, method and place of:

     - conducting any proceeding for any remedy available to the trustee, or

     - exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     In the case of an event of default, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs.

     A holder of a debt security may not individually pursue any remedy under the indenture unless all of the following conditions are met:

     - the holder has previously given written notice to the trustee of an event of default with respect to that series of debt securities,

     - the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made a written request to the trustee to institute proceedings in its own name,

     - the holder has offered the trustee reasonable indemnity,

     - the trustee has failed to act within 60 days after receipt of the notice and indemnity, and

     - the holders of a majority in principal amount of the outstanding debt securities of that series have given no direction inconsistent with the request.

     The foregoing limitations with respect to remedies do not, however, affect the right of a holder of any debt security to sue for the enforcement of any overdue payment.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indentures generally permit a consolidation or merger between us and another entity. The indentures also permit our transfer or disposal of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity, or transfer or dispose of all or substantially all of our assets to any entity, only if:

     - the resulting entity assumes the due and punctual payments of the debt securities issued under the indentures and the performance of our covenants under the indentures, and

     - immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time, would become an event of default, would occur and be continuing.

If a resulting entity assumes the debt securities and the indentures as described above, we will be relieved of our obligations under the debt securities and indentures, except in the case of our transfer or disposal of assets by lease.

DEFEASANCE

     When we use the term "defeasance," we mean discharge from some or all of our obligations under the applicable indenture. If we deposit with the trustee money or U.S. government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then at our option either of the following will occur:

     - we will no longer have any obligation to the holders of the debt securities to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us ("covenant defeasance"), but our other obligations under the indenture and the debt securities of that series, including our obligations to make payments on the debt securities, to register the transfer or exchange of debt securities of that series, to replace stolen, lost or mutilated debt securities of that series, to maintain paying agencies and to hold monies for payment in trust, will continue, or

     - if permitted by the terms of that series of debt securities, we will be discharged from all of our obligations with respect to the debt securities of that series ("legal defeasance and discharge") and holders of the debt securities of that series would be entitled to claim payments on their debt securities only from the trust fund.

     Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance and discharge, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

PAYMENT AND PAYING AGENTS

     Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities at the office of the paying agents we designate from time to time. We may make, at our option, interest payments by check mailed to the person entitled to the payment as it appears on the security register. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment, even if that person no longer owns the debt security on the interest payment date.

     We have designated the corporate trust office of the trustee as a paying agent for payments on the senior debt securities. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. We will, however, be required to maintain a paying agent in each place of payment for a series of debt securities.

     Any funds we pay to a paying agent for payments on any debt security that remain unclaimed for three years after the payments become due and payable will be repaid to us, subject to applicable escheat laws. After repayment to us, the holder of that debt security can claim payment only from us and not from the paying agent.

MODIFICATION AND WAIVER

     We may modify or amend the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture (acting as one class) affected by the modification or amendment consent to it. Without the consent of the holder of each outstanding debt security affected, however, no modification may:

     - change the stated maturity of the principal of or any installment of principal of or interest on any debt security,

     - reduce the principal amount of, the interest rate on, any additional amount with respect to or the premium payable upon redemption of any debt security,

     - change the subordination provisions of the subordinated indenture in a manner that is adverse to the holders of subordinated debt securities,

     - make the debt security payable in a currency other than originally stated in the debt security,

     - change the place where the principal of, any additional amounts with respect to or any premium or interest on any debt security is payable,

     - impair the right to institute suit for the enforcement of any payment on any debt security,

     - reduce the percentage in principal amount of outstanding debt securities necessary to modify the indenture, waive compliance with the provisions of the indenture or waive defaults, or

     - modify any of the above provisions.

     We and the trustee may agree to modify, amend or supplement the indenture without the consent of any holders of the debt securities in certain circumstances, including:

     - to evidence the assumption of our obligations under the indenture and the debt securities issued under the indenture by a successor,

     - to add covenants or events of default or to surrender any of our rights under the indenture,

     - to provide security for any series of debt securities issued under the indenture,

     - to make any change that does not adversely affect any outstanding debt securities of a series,

     - to establish the terms of any series of debt securities,

     - to add provisions necessary to permit or facilitate defeasance of any series of debt securities if we have received an opinion of counsel that those provisions do not materially adversely affect the holders of any series of debt securities,

     - to provide for a successor trustee, or

     - to cure any ambiguity, defect or inconsistency.

     The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all outstanding debt securities under the indenture or of all series affected) may waive past defaults under the indenture and compliance by us with our covenants under the indenture. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

BOOK-ENTRY DEBT SECURITIES

     We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. The prospectus supplement will also describe the form, exchange, registration and transfer of debt securities we may issue in temporary or permanent global forms.

TRANSFER AND EXCHANGE

     We have appointed the trustee as security registrar for the senior debt securities. We will appoint the trustee under the subordinated indenture as the security registrar for the subordinated debt securities, unless we indicate otherwise in the prospectus supplement. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

     In the case of any redemption of debt securities, we will not be required:

     - to issue, register the transfer of or exchange debt securities of a series during a period beginning 15 days before the day of mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the relevant notice of redemption, or

     - to register the transfer or exchange of any debt security, or portion of any debt security, selected for redemption, except the unredeemed portion of any debt security we are redeeming in part.

MEETINGS

     Meetings may be convened on notice:

     - by the trustee,

     - by us, if we ask the trustee to call a meeting and it fails to do so, or

     - by the holders of 10% in principal amount of the debt securities of a series, if they ask the trustee to call a meeting and it fails to do so.

     Holders entitled to vote a majority in principal amount of the outstanding debt securities of a series constitute a quorum at any meeting. Except for actions requiring the consent of all holders of debt securities affected by the action, any action at a meeting adopted by the holders of a majority in principal amount of the debt securities of any series (or a lesser percentage required for the action by the indenture) will be binding on all holders of the debt securities of that series.

NOTICES

     Notices to holders of debt securities will be given by mail to the holder's address as it appears in the security register.

GOVERNING LAW

     New York law governs the indentures and the debt securities.

THE TRUSTEE

     The Chase Manhattan Bank is the trustee under the senior indenture. We may borrow money and maintain other banking relationships, in the ordinary course of business, with any trustee and its affiliates under any indenture. The indentures, however, contain limitations on the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. If the trustee acquires any conflicting interest, it must eliminate that conflict or resign.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     The following provisions are included in the senior indenture and apply to any series of senior debt securities, unless we indicate otherwise in the prospectus supplement. In the following discussion, "we" or "our" means Transocean Sedco Forex Inc. and its subsidiaries, unless the context indicates otherwise. When we refer to our "drilling rigs and drillships," we mean any drilling rig or drillship (or the stock or indebtedness of any subsidiary owning such a drilling rig or drillship) that we lease or own all or part of and that our board of directors deems of material importance to us. No drilling rig or drillship that has a gross book value of less than 2% of consolidated net tangible assets will be deemed of material importance. When we refer to "consolidated net tangible assets," we mean the total amount of our assets (less reserves and other properly deductible items) after deducting current liabilities (other than those that are extendable at our option to a date more than 12 months after the date the amount is determined), goodwill and other intangible assets shown in our most recent consolidated balance sheet prepared in accordance with accounting principles generally accepted in the United States.

  Limitation on Liens

     In the senior indenture, we have agreed that we will not create, assume or allow to exist any debt secured by a lien upon any of our drilling rigs or drillships, unless we secure each series of senior debt securities equally and ratably with the secured debt. This covenant has exceptions that permit:

     - liens already existing on the date the applicable series of senior debt securities is issued,

     - liens already existing on a particular drilling rig or drillship at the time we acquire that drilling rig or drillship, and liens already existing on drilling rigs or drillships of a corporation or other entity at the time it becomes our subsidiary,

     - liens securing debt incurred to finance the acquisition, completion of construction and commencement of commercial operation, alteration, repair or improvement of any drilling rig or drillship, if the debt was incurred prior to, at the time of or within 12 months after that event, and liens securing debt in excess of the purchase price or cost if recourse on the debt is only against the drilling rig or drillship in question,

     - liens securing intercompany debt,

     - liens in favor of a governmental entity to secure either (1) payments under any contract or statute or (2) industrial development, pollution control or similar indebtedness,

     - liens imposed by law such as mechanics' or workmen's liens,

     - governmental liens under contracts for the sale of products or services,

     - liens under workers compensation laws or similar legislation,

     - liens in connection with legal proceedings or securing taxes or assessments,

     - good faith deposits in connection with bids, tenders, contracts or leases,

     - deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds, and

     - any extensions, renewals or replacements of the above-described liens if both of the following conditions are met:

      (1) the amount of debt secured by the new lien does not exceed the amount of debt secured by the existing lien, plus any additional debt used to complete a specific project, and

      (2) the new lien is limited to all or a part of the drilling rigs or drillships (plus any improvements) secured by the original lien issued under the senior indenture.

     In addition, without securing the senior debt securities as described above, we may create, assume or allow to exist secured debt that would otherwise be prohibited, in an aggregate amount that does not exceed a "basket" equal to 10% of our consolidated net tangible assets. When determining whether secured debt is permitted by this exception, we must include in the calculation of the "basket" amount all of our other secured debt that would otherwise be prohibited and the present value of lease payments in connection with sale and lease-back transactions that would be prohibited by the "Limitation on Sale and Lease-Back Transactions" covenant described below if this exception did not apply.

  Limitation on Sale and Lease-Back Transactions

     We have agreed that we will not enter into a sale and lease-back transaction covering any drilling rig or drillship, unless one of the following applies:

     - we could incur debt secured by the leased property in an amount at least equal to the present value of the lease payments in connection with that sale and lease-back transaction without violating the "Limitation on Liens" covenant described above, or

     - within six months of the effective date of the sale and lease-back transaction, we apply an amount equal to the present value of the lease payments in connection with the sale and lease-back transaction to (1) the acquisition of any drilling rig or drillship or (2) the retirement of long-term debt ranking at least equally with the debt securities issued under the senior indenture.

     When we use the term "sale and lease-back transaction," we mean any arrangement by which we sell or transfer to any person any drilling rig or drillship that we then lease back from them. This term excludes leases shorter than three years, intercompany leases, leases executed within 12 months of the acquisition, construction, improvement or commencement of commercial operation of the drilling rig or drillship, and arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954 (which permitted the lessor to recognize depreciation on the property).

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     Under the subordinated indenture, payment of the principal, interest, any additional amounts and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all of our senior debt. The subordinated indenture provides that we may not pay principal, interest, any additional amounts or any premium on the subordinated debt securities, and we may not acquire any subordinated debt securities (other than for our junior securities), if:

     - we fail to pay the principal, interest or premium on the senior debt when due, or

     - we default in performing any other covenant (a "covenant default") in any senior debt that we designate for this purpose in the instrument creating that senior debt, if the covenant default allows the holders of that senior debt to accelerate the maturity of the senior debt they hold.

     A covenant default will only prevent us from paying the subordinated debt securities for up to 179 days after holders of the senior debt give the trustee for the subordinated debt securities notice of the covenant default, unless that senior debt has been declared due and payable in its entirety.

     The subordination does not affect our obligation to pay, when due, principal, interest, any additional amounts and any premium on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

     If we distribute our assets or dissolve, liquidate or reorganize in bankruptcy, insolvency or similar proceedings:

     - the holders of all of our senior indebtedness will first be entitled to receive payment in full before the holders of subordinated debt securities are entitled to receive any payment (other than payments of our junior securities), and

     - any payment or distribution of assets (other than our junior securities) that the holders of subordinated debt securities or the trustee would otherwise be entitled to receive will be paid directly to the holders of our senior indebtedness or their representatives, to the extent necessary to pay in full all of our senior indebtedness.

     As a result of the subordination of the subordinated debt securities, if we distribute our assets, dissolve, liquidate or become insolvent or bankrupt, holders of subordinated debt securities may receive less on a proportionate basis than holders of our senior indebtedness and other creditors.

     If the trustee or the holders of subordinated debt securities receive any payment or distribution of assets (other than our junior securities) that is prohibited by the foregoing provisions, then the trustee or the holders of subordinated debt securities will hold those amounts for the benefit of the holders of our senior indebtedness and will be obligated to pay or deliver those amounts to the holders of our senior indebtedness or their representatives.

     The subordinated indenture does not limit the amount of senior debt that we may incur. Unless we inform you otherwise in the prospectus supplement, "senior debt" will mean the following types of indebtedness, unless that indebtedness states that it is not senior to the subordinated debt securities or our other junior debt:

     - all of our liabilities and obligations (1) in respect of borrowed money,
       (2) evidenced by bonds, notes, debentures or similar instruments, (3) representing the balance of the purchase price of any property or services, (4) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (5) for the payment of money relating to a capitalized lease obligation or (6) evidenced by a letter of credit or a reimbursement obligation with respect to any letter of credit,

     - all of our net obligations under interest swap and hedging obligations,

     - all liabilities of others of the kind described in the preceding two clauses that we have guaranteed or are otherwise our legal liability,

     - all obligations to purchase, redeem or acquire any of our share capital or rights to purchase our share capital (other than convertible or exchangeable indebtedness), and

     - all amendments, deferrals, renewals, extensions, refinancings or refundings of any liability of the kind described above.

     However, "senior indebtedness" will not include:

     - indebtedness to any of our subsidiaries, officers, directors or employees,

     - indebtedness to trade creditors, or

     - any liability for taxes.
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

                          DESCRIPTION OF SHARE CAPITAL

     We are a Cayman Islands exempted company. Our authorized share capital is $13,000,000, divided into:

     - 800,000,000 ordinary shares, par value $0.01, and

     - 50,000,000 other shares, par value $0.10, which shares may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined by action of the board of directors.

     As of March 31, 2001, 317,799,390 ordinary shares and no other class or series of shares had been issued.

     The following description of our share capital is a summary. This summary is not complete and is subject to the complete text of our memorandum of association (the "memorandum") and articles of association (the "articles"). Our memorandum and articles are exhibits to the registration statement and are incorporated herein by reference. We encourage you to read those documents carefully.

                         DESCRIPTION OF ORDINARY SHARES

VOTING

     The holders of ordinary shares are entitled to one vote per share other than on the election of directors.

     With respect to the election of directors, each holder of ordinary shares entitled to vote at the election has the right to vote, in person or by proxy, the number of shares held by him for as many persons as there are directors to be elected and for whose election that holder has a right to vote. The directors are divided into three classes, with only one class being up for election each year. Directors are elected by a plurality of the votes cast in the election. Cumulative voting for the election of directors is prohibited by our articles.

     There are no limitations imposed by Cayman Islands law or our articles on the right of nonresident shareholders to hold or vote their ordinary shares.

     The rights attached to any separate class or series of shares, unless otherwise provided by the terms of the shares of that class or series, may be varied only with the consent in writing of the holders of all of the issued shares of that class or series or by a special resolution passed at a separate general meeting of holders of the shares of that class or series. The necessary quorum for that meeting is the presence of holders of at least a majority of the shares of that class or series. Each holder of shares of the class or series present, in person or by proxy, will have one vote for each share of the class or series of which he is the holder. Outstanding shares will not be deemed to be varied by the creation or issuance of additional shares that rank in any respect prior to or equivalent with those shares.

     Under Cayman Islands law, some matters, like altering the memorandum or the articles, changing the name of a company, voluntarily winding up a company or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution. A special resolution is a resolution (1) passed by the holders of two-thirds of the shares voted at a general meeting or (2) approved in writing by all shareholders entitled to vote at a general meeting of the company.

QUORUM FOR GENERAL MEETINGS

     The presence of shareholders, in person or by proxy, holding at least a majority of the issued shares generally entitled to vote at a meeting, is a quorum for the transaction of most business. However, different quorums are required in some cases to approve a change in our articles.

     Shareholders present, in person or by proxy, holding at least 95% of the issued shares entitled to vote at a meeting constitute the required quorum at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or cause any of the following provisions of the articles to cease to apply:

     - Section 17 -- which relates to the convening of general meetings,

     - Section 19 -- which relates to proceedings and procedures at general meetings,

     - Section 21.1 -- which relates to the election and appointment of directors,

     - Section 26 -- which requires shareholders to approve the sale, lease or exchange of all or substantially all of our property or assets, or

     - Section 27 -- which generally requires shareholders to approve business combinations with interested shareholders (with the exceptions described below).

     However, the presence of shareholders, in person or by proxy, holding at least a majority of the issued shares entitled to vote at the meeting, is a quorum if:

     - a majority of the board of directors has, at or prior to the meeting, recommended a vote in favor of the special resolution, and

     - in the case of a special resolution to amend, vary, suspend the operation of or disapply Section 27 of the articles, other than a special resolution referred to below, the favorable board of directors' recommendation is made at a time when a majority of the board of directors then in office were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

     In addition, the presence of shareholders, in person or by proxy, holding at least a majority of the issued shares entitled to vote at a meeting, is also the required quorum to consider or adopt a special resolution to delete Section 27 of the articles if:

     - the resolution will not be effective until 12 months after the passing of the resolution, and

     - the restriction in Section 27 of the articles will otherwise continue to apply to any business combination between us and any person who became an interested shareholder on or before the passing of the resolution.

     The shareholders present at a duly constituted general meeting may continue to transact business until adjournment, despite the withdrawal of shareholders that leaves less than a quorum.

DIVIDEND RIGHTS

     Subject to any rights and restrictions of any other class or series of shares, the board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. The board of directors may declare that any dividend be paid wholly or partly by the distribution of our shares and/or specific assets.

RIGHTS UPON LIQUIDATION

     Upon our liquidation, after the full amounts that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding-up are entitled to receive have been paid or set aside for payment, the holders of ordinary shares are entitled to receive, pro rata, any remaining assets available for distribution to the holders of ordinary shares. The liquidator may deduct from the amount payable in respect of those ordinary shares any liabilities the holder has to or with us. The assets received by the holders of ordinary shares in a liquidation may consist in whole or in part of property. That property is not required to be of the same kind for all shareholders.

NO SINKING FUND

     The ordinary shares have no sinking fund provisions.

NO LIABILITY FOR FURTHER CALLS OR ASSESSMENTS

     The ordinary shares that have been issued to date are fully paid and nonassessable. Any ordinary shares we offer under this prospectus will be fully paid and nonassessable.

NO PREEMPTIVE RIGHTS

     Holders of ordinary shares will have no preemptive or preferential right to purchase any of our securities.

REDEMPTION AND CONVERSION

     The ordinary shares are not convertible into shares of any other class or series or subject to redemption either by us or the holder of the shares.

REPURCHASE

     Under our articles, we may purchase any issued ordinary shares in the circumstances and on the terms agreed by us and the holder of the shares, whether or not we have made a similar offer to any of the other holders of ordinary shares.

RESTRICTIONS ON TRANSFER

     Subject to the rules of any stock exchange on which the ordinary shares may be listed, the board of directors may, in its absolute discretion and without assigning any reason, decline to register any transfer of shares.

OTHER CLASSES OR SERIES OF SHARES

     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of that class or series, to provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

COMPULSORY ACQUISITION OF SHARES HELD BY MINORITY HOLDERS

     An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

     - By a procedure under the Companies Law (2000 Revision) of the Cayman Islands known as a "scheme of arrangement." A scheme of arrangement is made by obtaining the consent of the Cayman Islands company, the consent of a Cayman Islands court and approval of the arrangement by holders of ordinary shares (1) representing a majority in number of the shareholders present, in person or by proxy, at the meeting held to consider the arrangement and (2) holding at least 75% of all the issued ordinary shares other than those held by the acquiring party, if any. If a scheme of arrangement receives all necessary consents, all holders of ordinary shares of the company would be compelled to sell their shares under the terms of the scheme of arrangement, or

     - By acquiring pursuant to a tender offer 90% of the ordinary shares not already owned by the acquiring party. If the acquiring party has, within four months after the making of an offer for all the ordinary shares not owned by the acquiring party, obtained the approval of not less than 90% of all the shares to which the offer relates, the acquiring party may, at any time within two months after the end of that four-month period, require any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering shareholder, the nontendering shareholder is able to convince a Cayman Islands court to order otherwise.

STOCK EXCHANGE LISTING

     The ordinary shares are listed on the New York Stock Exchange and trade under the symbol "RIG."

TRANSFER AGENT

     The transfer agent and registrar for the ordinary shares is The Bank of New York.

                        DESCRIPTION OF PREFERENCE SHARES

     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of that class or series, to provide from time to time for the issuance of up to 50,000,000 preference shares in one or more classes or series of shares. The board of directors can also establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

     We have summarized selected provisions of the preference shares in this section. This summary is not complete. If we offer any preference shares, we will file the form of the preference shares with the SEC, and you should read it for provisions that may be important to you.

     The prospectus supplement relating to any series of preference shares being offered will describe that series of preference shares and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

     - the title of the preference shares,

     - the maximum number of shares of the series,

     - the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative,

     - procedures for any auctioning or remarketing of the preference shares,

     - any liquidation preference,

     - any optional redemption provisions,

     - any sinking fund or other provisions that would obligate us to redeem or purchase the preference shares,

     - any terms for the conversion or exchange of the preference shares for our debt securities, ordinary shares or other preference shares,

     - any voting rights, or

     - any other preferences and relative, participating, optional or other special rights and limitations.

     Any preference shares we offer under this prospectus will be fully paid and nonassessable. The transfer agent and registrar for each series will be described in the related prospectus supplement.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities, preference shares, ordinary shares or other securities. We may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

     We have summarized selected provisions of the warrants and the warrant agreements below. This summary is not complete. If we offer any warrants, we will file the form of any warrant certificate and warrant agreement with the SEC, and you should read the warrant certificate and warrant agreement for provisions that may be important to you.

     The prospectus supplement relating to any warrants being offered will describe the warrants and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

     - the title of the warrants,

     - the aggregate number of warrants offered,

     - the designation, number and terms of the debt securities, preference shares, ordinary shares or other securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers,

     - the exercise price of the warrants,

     - the dates or periods during which the warrants are exercisable,

     - the designation and terms of any securities with which the warrants are issued,

     - if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable,

     - if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated,

     - any minimum or maximum amount of warrants that may be exercised at any one time,

     - any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants, or

     - any other terms of the warrants.

     Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

MODIFICATIONS

     We may amend the warrant agreements and the warrants, without the consent of the holders of the warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

ENFORCEABILITY

     The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

                            ANTI-TAKEOVER PROVISIONS

     Our articles have provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors, and may have the effect of discouraging actual or threatened changes of control.

     The articles provide that our board of directors will be divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause, as defined in the articles, by the affirmative vote of the holders of a majority of the issued shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may be filled only by the remaining directors and not by the shareholders. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

     The articles provide that the board of directors will consist of at least two and not more than thirteen persons. The exact number of directors is to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

     The articles establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors or propose any business at an annual general meeting of shareholders. The articles provide generally that, if a shareholder desires to nominate candidates for election as directors or propose any business at an annual general meeting, that shareholder must give us notice not less than 90 days prior to the anniversary of the originally scheduled date of the immediately preceding annual general meeting. However, if the date of the forthcoming annual general meeting is more than 30 days before or after the anniversary date, the deadline is the close of business on the tenth day after we publicly disclose the meeting date. In each case, the notice must contain specified information concerning the shareholder submitting the proposal.

     Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of ordinary shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of ordinary shares. Special general meetings may be called only by a majority of the entire board of directors.

     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to issue from time to time any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as it considers fit. The board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares. No preference shares have been established as of the date of this prospectus.

     The special quorum provisions contained in the articles require the holders of 95% of all the voting shares to be present, in person or by proxy, at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or cease the application of the following provisions of the articles,

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

unless a majority of the board of directors has recommended that the shareholders vote in favor of the special resolution:

     - Section 17 -- which relates to the convening of general meetings,

     - Section 19 -- which relates to proceedings and procedures at general meetings,

     - Section 21.1 -- which relates to the election and appointment of directors,

     - Section 26 -- which requires shareholders to approve the sale, lease or exchange of all or substantially all of our property or assets, or

     - Section 27 -- which generally requires shareholders to approve business combinations with interested shareholders.

     For a description of exceptions to the quorum requirements to amend Section 27, see the discussion under the heading "Description of Ordinary
Shares -- Quorum for General Meetings."

     Our articles generally prohibit "business combinations" between us and an "interested shareholder." Specifically, "business combinations" between an interested shareholder and us are prohibited for a period of three years after the time the interested shareholder acquired its shares, unless:

     - the business combination or the transaction resulting in the person becoming an interested shareholder is approved by the board of directors prior to the date the interested shareholder acquired shares,

     - the interested shareholder acquired at least 85% of our shares in the transaction in which it became an interested shareholder, or

     - the business combination is approved by a majority of the board of directors and by the affirmative vote of disinterested shareholders holding at least two-thirds of the shares generally entitled to vote.

     "Business combinations" is defined broadly to include mergers, consolidations of majority owned subsidiaries, sales or other dispositions of assets having an aggregate value in excess of 10% of our consolidated assets, and most transactions that would increase the interested shareholder's proportionate share ownership.

     "Interested shareholder" is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 15% or more of our issued voting shares.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers or (3) through agents. The prospectus supplement will set forth the following information:

     - the terms of the offering,

     - the names of any underwriters or agents,

     - the purchase price,

     - the net proceeds to us,

     - any delayed delivery arrangements,

     - any underwriting discounts and other items constituting underwriters' compensation,

     - any initial public offering price, and

     - any discounts or concessions allowed or reallowed or paid to dealers.

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

SALE THROUGH UNDERWRITERS OR DEALERS

     If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

     We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be our customers, may engage in transactions with us, or may perform services for us in the ordinary course of their businesses.

     The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.
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

                                 LEGAL OPINIONS

     The validity of the debt securities offered hereby will be passed upon by Baker Botts L.L.P. The validity of the ordinary shares, preference shares and warrants offered hereby will be passed upon by our Cayman Islands counsel, Walkers, Cayman Islands. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The consolidated financial statements of Transocean Sedco Forex Inc. and Subsidiaries appearing in Transocean Sedco Forex's Annual Report (Form 10-K) for the year ended December 31, 2000 (and the financial statement schedule) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Transocean Sedco Forex Inc. (previously Sedco Forex Holdings Limited) for the year ended December 31, 1998 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated balance sheets of R&B Falcon as of December 31, 2000 and 1999 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

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